Exhibit 107
Calculation of Filing Fee Tables
FORM S-1
(Form Type)
Core Scientific, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common stock	Rule 457(c)	10,785,920(2)	$3.24(3)	$34,946,381	0.0001476	$5,158
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts							$5,158
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$5,158
(1)Pursuant to Rule 416(a) promulgated under the Securities Act of 1933 (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.
(2)Consists of 10,785,920 shares of the registrant’s common stock, par value $0.00001 per share (the “Common Stock”), registered pursuant to the accompanying registration statement.
(3)Pursuant to Rules 457(c) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $3.24 (the average of the high and low prices of our Common Stock as reported on Nasdaq on April 5, 2024).